                     ASSET TRANSFER AND EXCHANGE AGREEMENT

                                    BETWEEN

                            UNITED MAGAZINE COMPANY

                                      AND

                           WHOLESALERS LEASING CORP.




                                                 EFFECTIVE DATE:  AUGUST 2, 1996

                               TABLE OF CONTENTS
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
ARTICLE 1                EXCHANGE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.1     Description of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2     Control Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.3     Non-Assignment of Certain Acquired Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2                OBLIGATIONS TO BE ASSUMED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         Section 2.1     Obligations to be Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.2     Non-Assignment of Certain Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 3                CLOSING; EXCHANGE CONSIDERATION; AND
                         OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

         Section 3.1     Escrow Closing; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 3.2     Exchange Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                         (a)      Valuation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                         (b)      Valuation Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

         Section 3.3     Transfer Documents and Issuance of Unimag Shares and Debentures  . . . . . . . . . . . . . . . . .   4

                         (a)      Contributions by Wholesalers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                         (b)      Issuance of Unimag Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                         (c)      Issuance of Unimag Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                         (d)      Unimag Shares to be Restricted Securities . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 4                REPRESENTATIONS AND WARRANTIES OF UNIMAG   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

         Section 4.1     Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 4.2     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 4.3     Capitalization of Unimag   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 4.4     Conflicts; Consents; and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 4.5     Brokerage and Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.6     Compliance With Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.7     Section 351 Exchange   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 5                REPRESENTATIONS AND WARRANTIES
                         OF WHOLESALERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         Section 5.1     Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 5.2     Capitalization and Security Holders; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .   8





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
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
         Section 5.3     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 5.4     Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 5.5     Unaudited Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 5.6     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 5.7     Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 5.8     Restrictive Documents or Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 5.9     Title to and Condition of Acquired Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 5.10    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 5.11    Legal Proceedings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 5.12    No Conflict or Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 5.13    Investment Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 5.14    Section 351 Exchange   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE 6                COVENANTS OF THE PARTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         Section 6.1     Mutual Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                         (a)      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                         (b)      HSR Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                         (c)      Other Governmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                         (d)      Tax-Free Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                         (e)      Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         Section 6.2     Covenants of Wholesalers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                         (a)      Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                         (b)      Exclusive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                         (c)      Access to Records and Other Due Diligence . . . . . . . . . . . . . . . . . . . . . . . .  13
                         (d)      Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                         (e)      Notices of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                         (f)      Title Evidence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         Section 6.3     Covenants of Unimag  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                         (a)      Conduct of Unimag's Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                         (b)      Joint Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                         (c)      Consummation of Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                         (d)      Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15





                                     - ii -
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
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
ARTICLE 7                CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         Section 7.1     Mutual Conditions to Escrow Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                         (a)      Completion of Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                         (b)      No Adverse Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                         (c)      Certain Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                         (d)      Other Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                         (e)      Escrow Closing of Certain Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . .  16
                         (f)      Tax Commentary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         Section 7.2     Conditions to Obligations of Wholesalers to Complete
                                  the Escrow Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                         (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                         (b)      Performance of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                         (c)      Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                         (d)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                         (e)      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                         (f)      Unimag Shareholder Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                         (g)      Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         Section 7.3     Conditions to Obligations of Unimag to Complete the Escrow Closing   . . . . . . . . . . . . . . .  17

                         (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                         (b)      Performance of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                         (c)      Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                         (d)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                         (e)      Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                         (f)      Adverse Change and Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                         (g)      Opinion of Independent Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                         (h)      Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                         (i)      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         Section 7.4     Document Escrow Agreement; Unimag Shareholder Approval   . . . . . . . . . . . . . . . . . . . . .  19

         Section 7.5     Mutual Conditions to Consummate the Exchange   . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                         (a)      Escrow Closing of Other Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                         (b)      Unimag Board of Directors Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                         (c)      Unimag Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





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
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ARTICLE 8                TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         Section 8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                         (a)      Termination by Wholesalers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                         (b)      Termination by Unimag . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         Section 8.2     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 8.3     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 9                INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         Section 9.1     Survival of Representations, Warranties, Covenants, and Agreements   . . . . . . . . . . . . . . .  21
         Section 9.2     Indemnification by Wholesalers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 9.3     Indemnification by Unimag  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 9.4     Limitations on Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 9.5     Procedure for Indemnification with Respect to Third Party Claims   . . . . . . . . . . . . . . . .  23
         Section 9.6     Procedure For Indemnification with Respect to Non-Third Party Claims   . . . . . . . . . . . . . .  24
         Section 9.7     Right of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 10               MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         Section 10.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 10.2    Non-Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 10.3    Genders and Numbers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.4    Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.5    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.6    Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.7    No Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.8    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.9    Binding Effect; Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.10   Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.11   Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 10.12   Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

INDEX OF SCHEDULES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

INDEX OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                     ASSET TRANSFER AND EXCHANGE AGREEMENT


         This Asset Transfer and Exchange Agreement (this "Agreement") is made and entered into August 30, 1996, to be effective as of August 2, 1996, between United Magazine Company, an Ohio corporation ("Unimag"), and Wholesalers Leasing Corp., a Delaware corporation ("Wholesalers").

                             BACKGROUND INFORMATION

         A. Pursuant to the transactions described in this Agreement (the "Exchange"), Unimag desires to acquire certain assets of Wholesalers in exchange for (1) Unimag's common shares, without par value ("Unimag Shares"), and (2) senior and subordinated debentures of Unimag, subject to and upon the terms and conditions set forth in this Agreement.

         B. The respective boards of directors of Unimag and Wholesalers have (1) determined that the Exchange and the other transactions contemplated in this Agreement are desirable and in the best interests of their respective shareholders, and (2) duly approved and adopted this Agreement.

         C. Unimag and Wholesalers intend that the Exchange qualify, along with other exchanges with Unimag occurring both before and after the closing of the transactions contemplated by this Agreement, as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules).


                             STATEMENT OF AGREEMENT

         The parties to this Agreement (each a "Party," and collectively, the "Parties") hereby acknowledge the accuracy of the above Background Information and, in consideration of the representations, warranties, covenants, and agreements set forth in this Agreement, the Parties agree as follows:


                                   ARTICLE 1

                                    EXCHANGE

         Section 1.1 DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 351 of the Code, Wholesalers shall transfer, convey, and contribute to the capital of Unimag, in exchange for Unimag Shares and senior and subordinated debentures of Unimag (both in the amounts and as otherwise described in Article 3), all of Wholesalers' right, title, and interest, at the Escrow Closing Date, in and to all of the following described assets (the "Acquired Assets"):

                         (a) All automobiles and other vehicles (the "Vehicles") described on Schedule 1.1(a); and

                         (b) All computer and related equipment (the "Computer Equipment") described on Schedule 1.1(b).

         Section 1.2 CONTROL GROUP. In addition to the Exchange and other transactions contemplated by this Agreement, Unimag shall complete similar exchange and related transactions with the other transferors identified in
Schedule 1.2. Immediately after completion of the Exchange and such portion of the other exchanges with such other parties as Unimag is able to complete, Wholesalers and such other transferors shall constitute a group which is in control of Unimag, as defined in Section 368(c) of the Code.

         Section 1.3     NON-ASSIGNMENT OF CERTAIN ACQUIRED ASSETS.
Wholesalers represents and warrants to Unimag that Schedule 1.3 lists and describes all Acquired Assets which are non-assignable or the assignment of which pursuant to this Agreement requires the consent of a third party. Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any of the Acquired Assets shall require the consent of a third party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to the provisions of this Agreement shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or affect adversely the rights of Wholesalers thereunder. Wholesalers shall use its best efforts to obtain the consent of such third parties to an assignment to Unimag. If such consent is not obtained, Wholesalers shall cooperate with Unimag in any reasonable arrangement designed to provide for Unimag the benefits of such Acquired Asset, including without limitation enforcement, for the account and benefit of Unimag, of any and all rights of Wholesalers against any other person with respect to such Acquired Asset.


                                   ARTICLE 2

                           OBLIGATIONS TO BE ASSUMED

         Section 2.1 OBLIGATIONS TO BE ASSUMED. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Escrow Closing Date Unimag shall assume all obligations and liabilities of Wholesalers of any kind whatsoever incurred by Wholesalers in connection with or otherwise related to the Computer Equipment, including the obligations and liabilities under the agreements listed on Schedule 2.1 (the "Assumed Liabilities"):

         Section 2.2 NON-ASSIGNMENT OF CERTAIN ASSUMED LIABILITIES. With respect to any Assumed Liability which exists pursuant to an Acquired Asset which is non-assignable (as described in Section 1.1) and is to be transferred or assigned subject to obtaining the consent or approval of the appropriate third party (because such consent or approval is not obtained prior to the Escrow

Closing, Unimag shall indemnify, hold harmless, and defend Wholesalers against such Assumed Liability and any obligations, liabilities, costs, and expenses relating to such Assumed Liability.


                                   ARTICLE 3

               CLOSING; EXCHANGE CONSIDERATION; AND OTHER MATTERS

         Section 3.1 ESCROW CLOSING; CLOSING. The escrow closing of the Exchange, including the contribution of the Acquired Assets, assumption of the Assumed Liabilities, and the other transactions contemplated by this Agreement (the "Escrow Closing") shall be held at the offices of Baker & Hostetler, 65 East State Street, Columbus, Ohio 43215, commencing at 10:00 a.m. Columbus, Ohio time on such date (the "Escrow Closing Date") as may be reasonably designated by Unimag; provided that the Escrow Closing shall be held not later than September 28, 1996. As provided in Section 7.5, after the Escrow Closing the only conditions to the release of this Agreement and the other documents executed in connection with the transactions contemplated by this Agreement (the "Additional Documents") from the Document Escrow Agreement (defined in
Section 7.4) shall be the approval of the Exchange by the board of directors and the shareholders of Unimag and the escrow closing of certain other acquisitions. Within ten days after such shareholder approval (the "Closing Date"), the Parties shall cause the Agreement and the Additional Documents to be delivered to the appropriate Party in accordance with the terms and conditions of the Document Escrow Agreement and the Parties shall close the Exchange (the "Closing"). In no event shall the Closing be held later than December 31, 1996.

         Section 3.2     EXCHANGE CONSIDERATION.

                         (a) Valuation. Upon the terms and subject to the conditions set forth in this Agreement, in exchange for the contribution of the Acquired Assets and in full consideration therefor, at the Closing Unimag shall assume the Assumed Liabilities as provided in Article 2 and shall, subject to the provisions of Sections 3.3 and subject to the adjustments provided for in Section 3.2(b) and 4.3, issue to Wholesalers (i) 374,000 Unimag Shares, and (ii) $539,000 principal amount of Unimag debentures (the "Unimag Debentures"). The Unimag Debentures shall be issued pursuant to the terms of the Debenture Agreement attached hereto as Exhibit A (the "Debenture Agreement"). An aggregate of $306,799 principal amount of the Unimag Debentures shall be Senior Debentures (as defined in the Debenture Agreement), and the balance of the Unimag Debentures shall be Subordinated Debentures (as defined in the Debenture Agreement).

                         (b) Valuation Adjustment. The amount of Unimag Shares and the principal amount of Unimag Debentures to be received by Wholesalers in exchange for Wholesalers' contribution of the Acquired Assets is based upon a total valuation of such contributions of $1,100,000 with 51% of this value being exchanged for Unimag Shares at an agreed upon price of $1.50 per Unimag Share, and 49% of this value being exchanged for Unimag Debentures. Such value was based upon the estimated fair market value of the Acquired Assets.

                         Within 30 days after the Escrow Closing Date, Unimag
shall cause a qualified appraiser to perform an appraisal of the Acquired Assets in order to determine their fair market value (the "Actual Value"). If the Actual Value, as so determined, is more than $1,100,000, then Unimag shall issue additional Unimag Shares, valued at $1.50 per share, equal to 51% of, and additional Unimag Subordinated Debentures in a principal amount equal to 49% of, the amount by which the Actual Value, as so determined, exceeds $1,100,000. If the Actual Value, as so determined, is less than $1,100,000, then the parties shall reduce the number of Unimag Shares, valued at $1.50 per share, issued to Wholesalers by an amount equal to 51% of, and the Unimag Subordinated Debentures issued to Wholesalers by an amount equal to 49% of, the amount by which the Actual Value, as so determined, is less than $1,100,000. Notwithstanding the foregoing, if any reduction in the amount of Unimag Shares to be issued would in any way prevent the Exchange, along with other exchanges between other companies and Unimag occurring both before and after the closing of the transactions contemplated by this Agreement, from being treated as a tax-free exchange under Section 351 of the Code, then the relative percentage of Unimag Shares and Unimag Subordinated Debentures to be so returned shall be adjusted in order to maintain the tax-free exchange nature of these transactions. In the event that Wholesalers fails to return such Unimag Shares and Unimag Subordinated Debentures within 30 days after a determination that the Actual Value is less than $1,100,000, then, in addition to any other rights or remedies Unimag may have under this Agreement or otherwise, Unimag shall have the right to setoff the value of such Unimag Shares and Unimag Subordinated Debentures against any amount owed to Wholesalers by Unimag, whether pursuant to this Agreement or the Unimag Debentures.

         Section 3.3 TRANSFER DOCUMENTS AND ISSUANCE OF UNIMAG SHARES AND DEBENTURES.

                         (a) Contributions by Wholesalers. At the Closing, Wholesalers shall transfer, convey, and contribute (and shall cause to be transferred, conveyed, and contributed) to the capital of Unimag the Acquired Assets, free and clear of all claims and encumbrances except for the Assumed Liabilities, by delivering to Unimag the following duly executed transfer instruments and documents (collectively, the "Transfer Documents"):

                                  (i)      All certificates of title to the
                          Vehicles, endorsed for transfer to Unimag; and

                                  (ii) A bill of sale in order to convey to Unimag ownership of the Computer Equipment.

                         (b) Issuance of Unimag Shares. At the Closing, upon delivery of all of the Transfer Documents by Wholesalers, Unimag shall issue to Wholesalers that number of Unimag Shares which Wholesalers is entitled to receive as described in Section 3.2(a). Unimag shall not be obligated to issue any fractional Unimag Shares as a result of the Exchange. To the extent that Wholesalers otherwise would become entitled to a fractional Unimag share as a result of the Exchange, Wholesalers shall be entitled to receive a cash payment for such fractional interest in an amount equal to such fractional interest multiplied by $1.50. Such payment is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration.

                         (c) Issuance of Unimag Debentures. At the Closing, upon delivery of all of the Transfer Documents by Wholesalers, Unimag shall issue to Wholesalers the Unimag Debentures which Wholesalers is entitled to receive as described in Section 3.2(a).

                         (d) Unimag Shares to be Restricted Securities. The Unimag Shares to be received by Wholesalers in the Exchange shall be restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). Wholesalers understands and agrees that such shares may not be sold, pledged, hypothecated or otherwise transferred unless such shares are registered under the Act or pursuant to an opinion of counsel, which opinion and counsel are reasonably acceptable to Unimag and its counsel, that an exemption from such registration is available. Wholesalers agrees that the following legend may be placed on the certificates for the Unimag Shares to be received by it and that appropriate stop-transfer instructions may be given to Unimag's transfer agent and registrar:

                                  THE SHARES REPRESENTED BY THIS CERTIFICATE
                         HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, UNLESS THEY ARE AT THE TIME SO REGISTERED, OR THE SALE OR TRANSFER THEREOF IS NOT REQUIRED TO BE SO REGISTERED, OR IS MADE PURSUANT TO THE APPLICABLE EXEMPTION FROM REGISTRATION PROVIDED TO THE APPLICABLE EXEMPTION FROM REGISTRATION PROVIDED IN THE SECURITIES ACT OF 1933, AS AMENDED, OR IN THE RULES OR REGULATIONS THEREUNDER.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                   OF UNIMAG

         In order to induce Wholesalers to enter into this Agreement, Unimag hereby represents and warrants to Wholesalers that the statements set forth in this Article 4 are true, correct, and complete:

         Section 4.1 ORGANIZATION AND STANDING. Unimag is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio with full power and authority (corporate and otherwise), to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted. Unimag is duly qualified to do business and is in good standing in each state where the nature of the business or other activities conducted by Unimag or the properties it owns, leases, or operates requires it to qualify to do business as a foreign corporation, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets, properties, or condition (financial or otherwise) of Unimag. Unimag is not in default or in violation of the performance, observation or fulfillment of any material provision of its articles of incorporation or code of regulations.

         Section 4.2 CORPORATE POWER AND AUTHORITY. Unimag has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Unimag (except for final approval by the board of directors and the shareholders of Unimag to be obtained after the date of this Agreement). This Agreement has been duly executed and delivered by Unimag and constitutes a legal, valid, and binding obligation of Unimag, enforceable against Unimag in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and (b) general principles of equity.

         Section 4.3 CAPITALIZATION OF UNIMAG. As of the date of this Agreement, Unimag's authorized capital stock consists solely of 53,250,000 Unimag Shares of which (a) 26,760,334 shares are issued and outstanding and (b) 16,074,718 shares are issued and held as treasury shares. Each outstanding Unimag Share is, and all Unimag Shares to be issued in connection with the Exchange will be, duly authorized, validly issued, fully paid, and nonassessable. Wholesalers acknowledges that prior to the Closing, Unimag may
(i) authorize additional capital stock, including additional Unimag Shares, or
(ii) reduce the number of outstanding Unimag Shares by means of a reverse stock split, or any other method which would result in a reduction in the number of outstanding Unimag Shares. Unimag will deliver written notice to Wholesalers if it authorizes any such action. Except as otherwise described in this Agreement, and except as disclosed on Schedule 4.3, Unimag has not entered into any agreement which would require it to reduce or increase the number of Unimag Shares outstanding. In the event that Unimag authorizes a reverse stock split or other reduction in the number of outstanding Unimag Shares, then the $1.50 agreed upon price of a Unimag Share for purposes of determining the number of Unimag Shares to be issued to Wholesalers pursuant to Section 3.2 shall be proportionately adjusted with the objective that Wholesalers shall have the right to receive the same proportionate ownership interest in Unimag as before the reduction in the number of outstanding Unimag Shares.

         Section 4.4 CONFLICTS; CONSENTS; AND APPROVALS. Neither the execution and delivery of this Agreement by Unimag nor compliance by Unimag with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement shall:

                         (a) Violate, conflict with, result in a violation or breach of any provision of, constitute a default (or an event which, with the giving of notice, the passage of time, or otherwise, would constitute a default) under, entitle any third party (with the giving of notice, the passage of time, or otherwise) to terminate, accelerate, or declare a default under, or result in the creation of any lien, security interest, charge, or other encumbrance upon any of the properties or assets of Unimag under any of the terms or conditions of the articles of incorporation or code of regulations of Unimag, or under any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, or other instrument or obligation to which Unimag is a party and which is material to Unimag and its subsidiaries, taken as a whole;

                         (b) Violate any order, writ, injunction, decree, statute, rule, or regulation, applicable to Unimag or its respective properties or assets; or

                         (c) Require any action, consent, or approval of, review by, or registration with any third party, court, governmental body, or other agency, instrumentality, or authority, other than (i) actions required, if any, by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) actions to be taken in respect of federal and state securities laws as contemplated by this Agreement, and (iii) approval by the shareholders of Unimag.

         Section 4.5 BROKERAGE AND FINDER'S FEES. Neither Unimag nor any of its shareholders, directors, officers, or employees has incurred any brokerage, finder's, or similar fee in connection with the Exchange and other transactions contemplated by this Agreement.

         Section 4.6 COMPLIANCE WITH LAW. To the best knowledge of Unimag, Unimag has complied and is in compliance in all material respects with all laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality which are applicable or relate to it or to its businesses or properties.

         Section 4.7 SECTION 351 EXCHANGE. It is the intention of Unimag to treat the acquisition of the Acquired Assets pursuant to this Agreement along with other exchanges and acquisitions occurring before and after the closing of the transactions contemplated by this Agreement, as an exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Unimag shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to Unimag which will and may result from the transactions contemplated by this Agreement.


                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF WHOLESALERS

         In order to induce Unimag to enter into this Agreement, Wholesalers hereby represents and warrants to Unimag that the statements contained in this
Article 5 are true, correct, and complete:

         Section 5.1 ORGANIZATION AND STANDING. Wholesalers is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full power and authority (corporate and otherwise) to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Wholesalers is duly qualified to do business and is in good standing in each state listed in
Schedule 5.1, is not qualified to do business in any other state and, except as set forth in Schedule 5.1, neither the nature of the business or other activities conducted by it nor the properties it owns, leases, or operates requires it to qualify to do business as a foreign corporation in any other state, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets, properties, condition (financial or otherwise) or prospects of such corporation. Wholesalers has not received any written notice or assertion within the last three years from any governmental official in any state to the effect that it is required to be qualified or authorized to do business in a state in which it is not so qualified or has not obtained such authorization. Wholesalers is not in default or in violation of the performance, observation or fulfillment of any material provision of its articles of incorporation or code of regulations.

         Section 5.2     CAPITALIZATION AND SECURITY HOLDERS; SUBSIDIARIES.
The authorized capital stock of Wholesalers consists solely of 1,000 shares of common stock, no par value, (a) 500 of which are issued and outstanding, and
(b) none of which are held as treasury shares (the "Wholesalers Shares").
Schedule 5.2 contains a correct and complete list of the names and addresses of all of the shareholders of Wholesalers and indicates all Wholesalers Shares owned beneficially and of record by each such shareholder.

         Section 5.3 CORPORATE POWER AND AUTHORITY. Wholesalers has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Wholesalers. This Agreement has been duly executed and delivered by Wholesalers and constitutes the legal, valid, and binding obligation of Wholesalers , enforceable against Wholesalers in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and (b) general principles of equity.

         Section 5.4 CONSENTS AND APPROVALS. Except for the consents described in Schedule 5.4, all of which shall be obtained prior to the Escrow Closing (unless otherwise agreed by Unimag in writing), neither the execution and delivery of this Agreement by Wholesalers nor the consummation of the Exchange and other transactions contemplated by this Agreement requires or will require any action, consent, or approval of, review by, or registration with any third party, court, governmental body, or other agency, instrumentality, or authority, other than actions, required by the HSR Act, and (ii) actions to be taken in respect of federal and state securities laws as contemplated by this Agreement.

         Section 5.5 UNAUDITED FINANCIAL STATEMENTS. Wholesalers has furnished to Unimag the "Unaudited Statements" consisting of the unaudited balance sheet of Wholesalers as of December 31, 1995, and the related statement of income for the fiscal year then ended, including, in each case, the related notes, if any. The Unaudited Statements have been prepared by management from and in accordance with the books and records of Wholesalers, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein), and fairly present in all material respects the financial condition of Wholesalers as of the date stated and the results of its operations for the period then ended in accordance with such practices.

         Section 5.6     UNDISCLOSED LIABILITIES.  Except as disclosed in
Schedule 5.6, Wholesalers does not have any liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise and whether due or to become due) except:

                         (a) Those set forth or reflected in the Unaudited Statements which have not been paid or discharged since the date thereof;

                         (b) Current liabilities (determined in accordance with generally accepted accounting principles) incurred since December 31, 1995, in transactions in the ordinary course of business consistent with past practices which are properly reflected on their books and which are not inconsistent with the other representations, warranties, and agreements of Wholesalers set forth in this Agreement; and

                         (c) Liabilities which, consistent with generally accepted accounting principles, are not required to be reflected in the Unaudited Statements.

         Section 5.7 COMPLIANCE WITH LAW. Except as disclosed and briefly described in Schedule 5.7, to the best knowledge of Wholesalers, Wholesalers has complied and is in compliance in all material respects with all nonenvironmental (environmental matters being addressed in Section 5.9) laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions, and orders entered, by any federal, state, local, or foreign court or governmental authority or instrumentality which are applicable or relate to it or to its business or properties including without limitation:
(a) all zoning, fire, safety, and building laws, ordinances, regulations, and requirements; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) the Fair Labor Standards Act, as amended; (d) the Occupational Safety and Health Act of 1970, as amended; (e) the Americans with Disabilities Act of 1990; (f) all applicable federal, state and local laws, rules and regulations relating to employment; (g) all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees; (h) federal and state antitrust and trade regulation laws applicable to competition generally or to agreements restricting, allocating, or otherwise affecting geographic or product markets; and (i) the Controlled Substances Act (collectively, the "Applicable Laws").

         Section 5.8 RESTRICTIVE DOCUMENTS OR LAWS. With the exception of the matters listed in Schedule 5.8, Wholesalers (with respect to the Acquired Assets) is not a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application which materially and adversely affects, or reasonably could be expected to so affect (a) the Acquired Assets; or (b) the consummation of the transactions contemplated by this Agreement.

         Section 5.9 TITLE TO AND CONDITION OF ACQUIRED ASSETS. Except as set forth in Schedule 5.9, Wholesalers (with respect to the Acquired Assets) has good, valid, and indefeasible title to the Acquired Assets. Except as set forth in Schedule 5.9, to the best knowledge of Wholesalers, all of the Acquired Assets are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances, and restrictions of any nature whatsoever.

                         Except as set forth in Schedule 5.9, to the best
knowledge of Wholesalers, all of the Acquired Assets are reasonably suitable for the purpose or purposes for which they are being used (including full compliance with all Applicable Laws) and are in good condition and repair, ordinary wear and tear excepted.

                         Except as set forth in Schedule 5.9, none of the
Acquired Assets have been used to produce, process, store, handle, or transport any hazardous or toxic substance or waste (as those terms are defined or described in any of the applicable laws relating to the protection, preservation, conservation, restoration, or quality of the environment), except to the extent immaterial quantities of hazardous substances are used as an incidental aspect of the operation of Wholesalers' business. Except as set forth in Schedule 5.9, no hazardous or toxic substance or waste has been disposed of, released or discharged on, leaked from, or has otherwise contaminated any of the Acquired Assets. Except as set forth in Schedule 5.9, no asbestos or substances containing material quantities of asbestos have been installed in any of the Acquired Assets.

         Section 5.10 BROKERS AND FINDERS. No investment banker, broker, finder, or other intermediary: (a) has been retained by or is authorized to act on behalf of Wholesalers or any of its shareholders; (b) has submitted the transactions contemplated by this Agreement to Wholesalers or any of its shareholders; or (c) is or might be entitled to any fee, commission, or other payment from Wholesalers as a direct or indirect result of the transactions contemplated by this Agreement.

         Section 5.11 LEGAL PROCEEDINGS. Except as described in Schedule 5.11: (a) there are no (and over the last three years there have been no) suits, claims, actions, proceedings, or investigations (collectively, "Actions") pending or, to the best knowledge of Wholesalers, threatened against or relating to Wholesalers, or any of its officers, directors, shareholders, agents, or representatives in connection with its business or affairs, before any federal, state, local, or foreign court or governmental body in which the amount in dispute exceeds (or exceeded) $25,000 or which has or could result in liability or loss for Wholesalers of more than $25,000; and (b) to the best knowledge of Wholesalers, there exist no disputes, conflicts, or circumstances providing the basis for a dispute or conflict which could reasonably be expected to result in any such Action. There are no Actions pending or, to the best knowledge of Wholesalers, threatened for the purpose of enjoining or preventing this Agreement or any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in Schedule 5.11, Wholesalers is not subject to any judgment, order or decree, or any governmental restriction, which has a reasonable probability of having a material adverse effect on its business operations, assets, properties, condition (financial or otherwise), or prospects.

         Section 5.12    NO CONFLICT OR DEFAULT.  Except as set forth on
Schedule 5.12, neither the execution and delivery of this Agreement by Wholesalers, nor compliance by Wholesalers with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, will: (a) violate any Applicable Laws; (b) conflict with or result in the breach of any term, condition, or provision of
(i) the articles of incorporation, code of regulations, or other organizational document of Wholesalers, or (ii) any material agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation, or instrument to which Wholesalers is a party or by which Wholesalers or any of its assets or properties are or may be bound or affected;
(c) constitute a default (or an event which, with the giving of notice, the passage of time, or both, would constitute a default) thereunder; (d) result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any material properties or assets of Wholesalers; or (e) give to others any interest or rights, including rights of termination, acceleration, or cancellation in or with respect to any of the Acquired Assets.

         Section 5.13 INVESTMENT REPRESENTATION. Wholesalers acknowledges, represents, and warrants to Unimag that (a) it is an "accredited investor," as that term is defined in Regulation D, (b) Wholesalers has been provided the opportunity to ask questions and receive answers from Unimag concerning the business operations and financial condition of Unimag and the terms and conditions of the transactions described in this Agreement, and to obtain any additional information necessary to verify the accuracy of information provided to Wholesalers by Unimag, and (c) Wholesalers is acquiring the Unimag Shares and the Unimag Debentures to be issued pursuant to this Agreement for Wholesalers' own account for investment only and not with a view to the distribution thereof. Wholesalers has not (and, prior to the Closing, will not have) entered into any agreement to dispose of any Unimag Shares now owned or hereafter received at the Closing of the Exchange (except for the contingent obligation to return Unimag Shares to Unimag pursuant to the valuation adjustment provisions of Section 3.2(b)).

         Section 5.14 SECTION 351 EXCHANGE. It is the intention of Wholesalers to treat the acquisition of the Acquired Assets pursuant to this Agreement, along with other exchanges and acquisitions occurring before and after the closing of the transactions contemplated by this Agreement, as an exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Wholesalers shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to it which will and may result from the transactions contemplated by this Agreement.


                                   ARTICLE 6

                            COVENANTS OF THE PARTIES

         Section 6.1     MUTUAL COVENANTS.

                         (a) General. Each Party shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the Exchange and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the conditions set forth in Article 7 of this Agreement for which such Party is wholly or partially responsible to be satisfied, as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other Party may reasonably request.

                         (b) HSR Filings. The Parties shall cooperate with each other with respect to the preparation and filing of any Notification and Report Forms and related materials that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Exchange and shall promptly make any further filings pursuant the HSR Act that may be necessary, proper, or advisable.

                         (c) Other Governmental Matters. Each Party shall use all reasonable efforts to take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make, or obtain.

                         (d) Tax-Free Treatment. Each of the Parties shall use all reasonable efforts to cause the Exchange to constitute (along with other exchanges and acquisitions occurring before and after the Exchange) a tax-free exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Each of the Parties shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to each such Party which will and may result from the transactions contemplated by this Agreement.

                         (e) Bulk Transfer Laws. The Parties covenant and acknowledge that neither Party will comply in any respect with the provisions of any applicable bulk transfer laws in connection with the Exchange and other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the Contrary, (i) any Damages (defined in Section 9.2(a)) suffered by Unimag in any way related to such failure to comply shall be treated as an Indemnifiable Wholesalers Claim (defined in Section 9.2(a)), and (ii) any Damages suffered by Wholesalers in any way related to such failure to comply shall not be treated as an Indemnifiable Unimag Claim (defined in Section 9.3(a)).

         Section 6.2 COVENANTS OF WHOLESALERS. Wholesalers covenants and agrees that:

                         (a) Conduct of Business. Except as otherwise expressly contemplated by this Agreement, from the date of this Agreement until the Closing Date (the "Exchange Period"): (i) Wholesalers shall not take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Wholesalers or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of its representations and warranties contained in this Agreement to be or become untrue in any material respect; (ii) Wholesalers shall permit Unimag to manage and oversee the Acquired Assets as provided in
         Section 6.3(b); and (iii) Wholesalers shall use all reasonable efforts to preserve the Acquired Assets intact.

                         (b) Exclusive Rights. Wholesalers shall not, directly or indirectly, solicit (including without limitation by way of furnishing or making available any non-public information concerning the business, properties, or assets of Wholesalers) or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with any person or organization (other than Unimag and its representatives) regarding any Acquisition Proposal (defined below), except that any person or entity making an Acquisition Proposal may be informed of the restrictions contained in this sentence. Wholesalers shall notify Unimag promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, Wholesalers. For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal received by Wholesalers prior to the Closing Date regarding the acquisition by purchase, merger, lease, or otherwise of any capital stock of Wholesalers, the Acquired Assets, or any material assets, or other operations of Wholesalers.

                         (c) Access to Records and Other Due Diligence. During the Exchange Period, Wholesalers shall make or cause to be made available to Unimag and its representatives, attorneys, accountants, and agents, for examination, inspection, and review, the Acquired Assets and all books, contracts, agreements, commitments, records, and documents of every kind relating to the Acquired Assets, and shall permit Unimag and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times.

                         (d) Disclosures. After the date of this Agreement, Wholesalers shall not: (i) disclose to any person, association, firm, corporation or other entity (other than Unimag or those designated in writing by Unimag) in any manner, directly or indirectly, any proprietary information or data relevant to the Acquired Assets, whether of a technical or commercial nature; or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation, or other entity (other than Unimag or those designated in writing by Unimag) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this section by Wholesalers.

                         (e) Notices of Certain Events. Wholesalers shall promptly notify Unimag of:

                                  (i)      Any notice or other communication
                         from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                                  (ii)     Any notice or other communication
                         from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                                  (iii)    Any actions, suits, claims,
                         investigations, or proceedings commenced or, to the knowledge of Wholesalers, threatened against, relating to, or involving or otherwise affecting Wholesalers or any of its property which, if in existence on the date of this Agreement would have been required to have been disclosed by Wholesalers pursuant to Section 5.11 or which relate to the consummation of the transactions contemplated by this Agreement.

                         (f) Title Evidence. Wholesalers shall deliver to Unimag, as soon as practicable after the date of this Agreement, evidence of title, in form and substance reasonably satisfactory to Unimag, showing in Wholesalers indefeasible fee simple title in all of the Acquired Assets, subject only to such exceptions, encumbrances, or other matters as are reasonably satisfactory to Unimag.

         Section 6.3 COVENANTS OF UNIMAG. Unimag covenants and agrees that:

                         (a) Conduct of Unimag's Business. Except as otherwise expressly contemplated by this Agreement, during the Exchange Period: (i) Unimag shall not take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Unimag, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of its representations and warranties contained in this Agreement to be or become untrue in any material respect; and
         (ii) Unimag shall conduct its business in the ordinary course consistent with past practices.

                         (b) Joint Operations. Notwithstanding anything in this Agreement to the contrary, from and after the Escrow Closing Date, Unimag shall manage and oversee the use and operation of the Acquired Assets as if the Exchange had already occurred.

                         (c) Consummation of Acquisitions. Unimag shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the: (i) acquisition of Michiana News Service, Inc., a Michigan corporation ("Michiana"), pursuant to and upon the terms and conditions of the Stock Transfer and Exchange Agreement among Unimag, Michiana, and all of the shareholders of Michiana (the "Michiana Acquisition"); (ii) acquisition of The Stoll Companies, an Ohio corporation ("Stoll"), pursuant to and upon the terms and conditions of the Stock Transfer and Exchange Agreement among Unimag, Stoll, and all of the shareholders of Stoll (the "Stoll Acquisition"); and (iii) acquisition of certain assets and liabilities of Northern News Company, a Michigan corporation ("Northern"), and Ohio Periodical Distributors, Inc., an Ohio corporation ("OPD"), pursuant to and upon the terms and conditions of the respective Asset Transfer and Exchange Agreements between Unimag and those companies and the acquisition of Read-mor Book Stores, Inc., an Ohio corporation, and The Scherer Companies, a Delaware corporation, pursuant to and upon the terms and conditions of the respective Stock Transfer and Exchange Agreements among Unimag, each of those companies, and all of their shareholders (collectively, the "Scherer Companies Acquisitions"). Neither the acquisition agreement for the Michiana Acquisition (the "Michiana Acquisition Agreement"), the acquisition agreement for the Stoll Acquisition (the "Stoll Acquisition Agreement"), nor the acquisition agreements for the Scherer Companies Acquisitions (the "Scherer Companies Acquisition Agreements") shall be modified or amended, in any material respect, without the prior written consent of Wholesalers, the Unimag Board of Directors, Stoll, Michiana, and each of the other companies which are a part of the Scherer Companies Acquisitions (the "Scherer Companies"). In addition to the transferors described in this Section 6.3(c), the remainder of the control group (as defined in Section 368(c) of the Code) of Unimag is specified in Schedule 1.2.

                         (d)      Confidential Information.  Upon the
         termination of this Agreement for any reason, Unimag shall promptly cause all proprietary information or data relevant to the business of Wholesalers, whether of a technical, financial or commercial nature and whether furnished by Wholesalers hereunder or otherwise received by Unimag, and all copies, extracts and summaries thereof in its possession or in the possession of any of its officers, shareholders or agents, to be promptly returned to Wholesalers.


                                   ARTICLE 7

                                   CONDITIONS

         Section 7.1 MUTUAL CONDITIONS TO ESCROW CLOSING. The obligations of each of the Parties to complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to fulfillment of all of the following conditions:

                         (a) Completion of Schedules and Exhibits. Except for the Debenture Agreement attached as Exhibit A, Schedules 1.1(a) and (b), Schedule 1.3, and Schedule 2.1, the Parties acknowledge that at the time of the execution of this Agreement the schedules and exhibits will not be attached. The Parties shall proceed in good faith to finalize the form and content of such schedules and exhibits in a manner consistent with the terms and conditions of this Agreement and otherwise mutually acceptable to both Parties. Upon finalizing the form and content of such schedules and exhibits they shall be attached to and become a part of this Agreement as if they had been attached to this Agreement at the time of execution.

                         (b) No Adverse Proceeding. No temporary restraining order, preliminary or permanent injunction, or other order or decree which prevents the consummation of the Exchange or the other transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule, or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the consummation of the Exchange or the other transactions contemplated by this Agreement.

                         (c) Certain Approvals. Unimag and Wholesalers each shall have filed any Notification and Report Forms and related materials that either such Party may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Exchange, and all waiting periods applicable to the consummation of the Exchange under the HSR Act shall have expired or been terminated.

                         (d)      Other Governmental Approvals.  Any
         governmental or other approvals or reviews of this Agreement and the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated thereunder, or any corporate governance document shall have been received, except for any filings which Unimag must make with the Securities and Exchange Commission in connection with obtaining approval from Unimag's shareholders of the Exchange and other transactions contemplated by this Agreement.

                         (e) Escrow Closing of Certain Acquisitions. Wholesalers shall have received copies of the final form of the Michiana Acquisition Agreement, the Stoll Acquisition Agreement, and the Scherer Companies Acquisition Agreements, all of which shall be of a form and content similar to this Agreement, with the exception that the Michiana Acquisition Agreement, the Stoll Acquisition Agreement, and certain of the Scherer Companies Acquisition Agreements shall be for the exchange of stock and debentures. In addition, Unimag shall have consummated the escrow closings of the Scherer Companies Acquisition for Northern and OPD, the Michiana Acquisition, and the Stoll Acquisition.

                         (f) Tax Commentary. Unimag shall have received a tax commentary, dated the Escrow Closing Date, of Arthur Andersen LLP, in form and substance satisfactory to Unimag, as to the qualification of the Exchange for Unimag as a tax-free exchange under Section 351 of the Code, and Unimag shall have delivered a copy of such opinion to Wholesalers.

         Section 7.2 CONDITIONS TO OBLIGATIONS OF WHOLESALERS TO COMPLETE THE ESCROW CLOSING. The obligations of Wholesalers to complete the Escrow Closing and to consummate other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to the fulfillment of all of the following conditions unless waived by Wholesalers in writing:

                         (a) Representations and Warranties. The representations and warranties of Unimag set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Escrow Closing Date as though made at and as of the Escrow Closing Date.

                         (b) Performance of Agreement. Unimag shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by them under this Agreement at or prior to the Escrow Closing Date.

                         (c) Certificate. Unimag shall have furnished Wholesalers with a certificate dated the Escrow Closing Date signed by its chairman, president, or any vice president to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

                         (d) Opinion of Counsel. Wholesalers shall have received the legal opinion, dated the Escrow Closing Date, of Baker & Hostetler, counsel to Unimag, in substantially the form attached to this Agreement as Exhibit B.

                         (e) Due Diligence. Wholesalers' completion of its due diligence review of Unimag, Stoll, Michiana, and the other Scherer Companies with results satisfactory to Wholesalers on or before September 6, 1996.

                         (f) Unimag Shareholder Letters. As of the date of this Agreement, shareholders of Unimag who have the right to vote more than 50% of the outstanding Unimag Shares intend to submit letters to Unimag indicating they intend to vote in favor of the Exchange, the Stoll Acquisition, the Michiana Acquisition, and the Scherer Companies Acquisitions at the Unimag shareholders meeting to be held for that purpose. Copies of these letters will be provided to Wholesalers by Unimag prior to the Escrow Closing.

                         (g) Other Documents. Unimag shall have delivered the following items to Wholesalers:

                                  (i)      Unimag's articles of incorporation,
                         certified by the Ohio Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (ii)     A good standing certificate of
                         Unimag, issued by the Ohio Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (iii)    The code of regulations of Unimag,
                         certified by the secretary of Unimag on the Escrow Closing Date;

                                  (iv)     An assumption of the Assumed
                         Liabilities upon such reasonable and customary terms and conditions as Unimag and Wholesalers may agree; and

                                  (v)      Resolutions of the directors of
                         Unimag approving, adopting, and authorizing this Agreement and the transactions contemplated by this Agreement, certified by the secretary of Unimag on the Escrow Closing Date.

         Section 7.3 CONDITIONS TO OBLIGATIONS OF UNIMAG TO COMPLETE THE ESCROW CLOSING. The obligations of Unimag to consummate the Exchange and complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to the fulfillment of all of the following conditions unless waived by Unimag in writing:

                         (a) Representations and Warranties. The representations and warranties of Wholesalers set forth in Article 5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Escrow Closing Date as though made at and as of the Escrow Closing Date.

                         (b) Performance of Agreement. Wholesalers shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by it under this Agreement at or prior to the Escrow Closing Date.

                         (c) Certificate. Wholesalers shall have furnished Unimag with a certificate dated the Escrow Closing Date signed on its behalf by its chairman, president or any vice president to the effect that the conditions set forth in Section 7.3(a) and
         Section 7.3(b) have been satisfied.

                         (d) Opinion of Counsel. Unimag shall have received the legal opinion, dated the Escrow Closing Date, of legal counsel to Wholesalers, substantially in the form attached to this Agreement as Exhibit C.

                         (e) Third Party Consents. Unimag shall have received all necessary customer, vendor, and other third party consents and approvals of this Agreement and the transactions contemplated by this Agreement.

                         (f) Adverse Change and Condition. There shall have been no material adverse change in the properties, assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of Wholesalers (with respect to its Acquired Assets).

                         (g) Opinion of Independent Counsel. Unimag shall have received the legal opinion, dated the Escrow Closing Date, of legal counsel reasonably acceptable to Unimag and its counsel in the form attached to this Agreement as Exhibit E.

                         (h) Other Documents. Wholesalers shall have delivered the following items to Unimag:

                                  (i)      Wholesalers' articles of
                         incorporation, certified by the Delaware Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (ii)     A good standing certificate of
                         Wholesalers, issued by the Delaware Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (iii)    The code of regulations of
                         Wholesalers, certified by the secretary of Wholesalers on the Escrow Closing Date;

                                  (iv)     The Transfer Documents for the
                         contribution, transfer, assignment, and conveyance of the Acquired Assets upon such reasonable and customary terms and conditions as Unimag and Wholesalers may agree; and

                                  (v)      The resolutions of the directors of
                         Wholesalers approving, adopting, and authorizing this Agreement and the transactions contemplated by this Agreement, certified by the secretary of Wholesalers on the Escrow Closing Date.

                         (i) Due Diligence. Unimag's completion of its due diligence review with results satisfactory to Unimag on or before September 6, 1996.

         Section 7.4 DOCUMENT ESCROW AGREEMENT; UNIMAG SHAREHOLDER APPROVAL. Upon the satisfaction or waiver of all of the conditions set forth in Section 7.1, Section 7.2, and Section 7.3, the Parties shall hold the Escrow Closing at which the Parties and Baker & Hostetler, as escrow agent ("Escrow Agent"), shall execute and deliver the document escrow agreement in the form attached to this Agreement as Exhibit D (the "Document Escrow Agreement"). The Document Escrow Agreement shall provide, among other things, that at the Escrow Closing this Agreement and all of the Additional Documents shall be deposited with Escrow Agent to be held pursuant to the terms of the Document Escrow Agreement and that upon the escrow closing of certain acquisitions and the approval of the Exchange by Unimag's board of directors and shareholders this Agreement and the Additional Documents shall be released and delivered to the appropriate Party at the Escrow Closing and the Exchange and other transactions contemplated by this Agreement shall be consummated.

         Section 7.5 MUTUAL CONDITIONS TO CONSUMMATE THE EXCHANGE. Upon the execution and delivery of the Document Escrow Agreement, the obligation of each of the Parties to consummate the Exchange and the other transactions contemplated by this Agreement shall be subject to the fulfillment of both of the following conditions:

                         (a) Escrow Closing of Other Acquisitions. Unimag shall have consummated the escrow closings of the Michiana Acquisition, the Stoll Acquisition and the remainder of the Scherer Companies Acquisitions (except for the escrow closing for the acquisitions of Northern and OPD which were closed into escrow prior to the Escrow Closing under this Agreement. Such escrow closings shall be completed no later than September 28, 1996, and shall be substantially similar to the Escrow Closing under this Agreement.

                         (b) Unimag Board of Directors Approval. The Exchange and the Scherer Companies Acquisitions shall have been approved by Unimag's board of directors.

                         (c) Unimag Shareholder Approval. The Exchange, the Stoll Acquisition, the Michiana Acquisition, and the Scherer Companies Acquisitions shall have been approved by the affirmative vote of the shareholders of Unimag to the extent such approval is required by the provisions of Ohio Revised Code Chapter 1701 and Unimag's articles of incorporation.


                                   ARTICLE 8

                           TERMINATION AND AMENDMENT

         Section 8.1     TERMINATION.

                         (a) Termination by Wholesalers. This Agreement may be terminated and cancelled prior to the Escrow Closing Date by Wholesalers if: (i) (A) any of the representations or warranties of Unimag contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by Unimag under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Unimag of written notice of such occurrence from Wholesalers; (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and nonappealable; (iii) so long as Wholesalers is not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before September 28, 1996; or (iv) so long as Wholesalers is not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before December 31, 1996.

                         (b) Termination by Unimag. This Agreement may be terminated and cancelled at any time prior to the Escrow Closing Date by Unimag if: (i) (A) any of the representations or warranties of Wholesalers contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by Wholesalers under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Wholesalers of written notice of such occurrence from Unimag; (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and nonappealable; (iii) so long as Unimag is not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before September 28, 1996; or (iv) so long as Unimag is not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before December 31, 1996.

         Section 8.2 AMENDMENT. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors (to the extent such action or authorization is required by law), at any time before or after adoption of this Agreement by the shareholders of Wholesalers and the Unimag shareholders, but, after such adoption, no amendment shall be made which by law requires further adoption by the shareholders of Wholesalers or the Unimag shareholders without such further adoption. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed by each of the Parties.

         Section 8.3 EXTENSION; WAIVER. At any time prior to the Escrow Closing Date, or Closing as the case may be, Unimag (with respect to Wholesalers) and Wholesalers (with respect to Unimag) may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of such Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party.

                                   ARTICLE 9

                                INDEMNIFICATION

         Section 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS.

                         (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any Party, all representations, warranties, covenants and agreements of Wholesalers and Unimag in this Agreement and in the Document Escrow Agreement shall survive the execution, delivery, and performance of this Agreement and the Document Escrow Agreement. All representations and warranties of the Parties set forth in this Agreement and in the Document Escrow Agreement shall be deemed to have been made again by them at and as of the Escrow Closing Date.

                         (b) As used in this Article 9, any reference to a representation, warranty, covenant, or agreement contained in any section of this Agreement shall include the Schedule relating to such section.

         Section 9.2     INDEMNIFICATION BY WHOLESALERS.

                         (a) Subject to the provisions of this Section 9.2 and of Section 9.4 below, Wholesalers shall indemnify and hold harmless Unimag from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Unimag, directly or indirectly, as a result of or arising from any material inaccuracy in or breach of any of the representations, warranties, covenants, or agreements made by Wholesalers in this Agreement or the Document Escrow Agreement (collectively, "Indemnifiable Wholesalers Claims").

                         (b) Unimag shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in
         Section 9.2(a), above, if the same shall be suffered by any parent, subsidiary, or affiliate of Unimag.

                         (c) Wholesalers may satisfy any obligation of indemnification under this Article 9 by delivery of Unimag Shares to Unimag with a value equal to the amount of the payment being satisfied. For purposes of this Section 9.2(c), Unimag Shares shall be valued at the greater of (i) $1.50 per share, or (ii) their market value at the time the indemnification obligation has been finally established.

                         (d) Notwithstanding anything contained in this Agreement to the contrary, the collective indemnification obligations of Wholesalers under this Agreement shall never exceed, in the aggregate, the sum of $110,000.

         Section 9.3     INDEMNIFICATION BY UNIMAG.

                         (a) Unimag shall indemnify and hold harmless Wholesalers from and against any Damages asserted against, resulting to, imposed upon, or incurred or suffered by Wholesalers, directly or indirectly, as a result of or arising from any (i) material inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Unimag in this Agreement or the Document Escrow Agreement, (ii) subject to the limitations set forth in Section 9.3(c), any and all claims, liabilities or obligations arising out of the operation of the business of Wholesalers after the Escrow Closing Date, or (iii) any and all claims, liabilities and obligations arising out of any failure by Unimag to pay, following the Escrow Closing Date, any Assumed Liability or to pay any amount or perform any obligation under any of the Contracts, (collectively, "Indemnifiable Unimag Claims" and, together with Indemnifiable Wholesalers Claims, the "Indemnifiable Claims").

                         (b) Unimag shall satisfy any obligation of indemnification under this Article 9 in cash.

                         (c) Notwithstanding anything contained in this Agreement to the contrary, Wholesalers hereby acknowledges that Unimag shall not be liable to Wholesalers, under this Article 9 or any other provision of this Agreement, for any claims, liabilities, or obligations arising out of the operation of the business of Wholesalers prior to the Escrow Closing Date, if such claim, liability, or obligation is caused by or results from any Indemnifiable Wholesalers Claims.

         Section 9.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under this Article 9 are subject to the following limitations:

                         (a) For purposes of this Article 9, all Damages shall be computed net of any insurance coverage which reduces the Damages that would otherwise be sustained; provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

                         (b) Subject to the provisions of Section 9.4(c), below, Unimag shall not be entitled to indemnification hereunder with respect to an Indemnifiable Claim or Claims unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $11,000. Once Unimag's Damages exceeds $11,000 in the aggregate, Unimag shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $11,000 of Damages.

                         (c) Notwithstanding and in lieu of the provisions of Section 9.4(b), above, Unimag shall not be entitled to indemnification with respect to an Indemnifiable Claim or Claims resulting from a breach of the representations and warranties contained in the last paragraph of Section 5.9 unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $2,000. Once Unimag's Damages for any such breach exceeds $2,000 in the aggregate, Unimag shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $2,000 of Damages.

                         (d)      The obligations of indemnity under this
         Article 9 with respect to any Indemnifiable Claim shall terminate two years after the Escrow Closing Date.

                         (e)      If, prior to the termination of the
         obligation to indemnify, written notice of an Indemnifiable Claim is given by Unimag or Wholesalers as the case may be (an "Indemnified Party") to the other Party or Parties, as the case may be (the "Indemnifying Party"), or a suit or action based upon an alleged Indemnifiable Claim is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such Indemnifiable Claim (whether through the courts or otherwise) by reason of the termination of the obligation of indemnity as described in Section 9.4(d) above.

         Section 9.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

                         (a) If an Indemnified Party determines to seek indemnification under this Article 9 from an Indemnifying Party with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, the Indemnified Party shall give written notice to the Indemnifying Party, which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such liability, the Indemnifying Party shall be entitled, if they so elect by written notice delivered to the Indemnified Party within 10 days after receiving the Indemnified Party's notice, to assume the defense of such asserted liability with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing: (i) the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that the Indemnifying Party is prejudiced by such failure. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties shall make available to each other all relevant information in their possession which is material to any such assertion.

                         (b) In the event that the Indemnifying Party fails to assume the defense of the Indemnified Party against any such Indemnifiable Claim, within 15 days after receipt of the Indemnified Party's notice of such Indemnifiable Claim, the Indemnified Party shall have the right to defend, compromise, or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Indemnifying Party.

                         (c) Notwithstanding anything in this Section 9.5 to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, including without limitation any of its subsidiaries or affiliates (other than as a result of money damages or other money payments), then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise, or settle such Indemnifiable Claim; and (ii) the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise, or consent includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its subsidiaries and affiliates) a release from all liability in respect of such Indemnifiable Claim.

         Section 9.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 15 days after the mailing of such notice by the Indemnified Party, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such 15-day period, then if the Parties, acting in good faith, cannot reach agreement with respect to such Indemnifiable Claim within 10 days after such notice, the contested assertion of the claim shall be resolved by arbitration. Such dispute shall be submitted to arbitration by a panel of three disinterested arbitrators. The panel shall be composed of one arbitrator appointed by the Indemnified Party, one appointed by the Indemnifying Party, and the third, who shall be an attorney admitted to practice in the State of Ohio who has experience in periodical distribution, shall be appointed by the mutual agreement of the two arbitrators chosen by the Indemnified Party and the Indemnifying Party. The panel shall sit in Columbus, Ohio, and its procedures shall be governed by the Ohio Arbitration Act contained in Chapter 2711 of the Ohio Revised Code. The rules of civil procedure with respect to depositions and requests for production of documents applicable in Ohio common pleas courts shall apply. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter. The determination made shall be final and binding and conclusive on the Parties and the amount of the Indemnifiable Claim, if any, determined to exist shall be a valid Indemnifiable Claim. Each Party shall pay its own legal, accounting, and other fees in connection with such a contest; provided that if the contested claim is referred to and ultimately determined by arbitration, the legal, auditing, and other fees of the prevailing Party and the fees and expenses of any arbitrator shall be borne by the nonprevailing Party.

         Section 9.7     RIGHT OF SETOFF.   If (a) after following the
procedures set forth in Section 9.5 or Section 9.6, as the case may be, a Party's right to be indemnified for an Indemnifiable Claim has been duly established and (b) the Damages associated with such Indemnifiable Claim have not been paid by the Indemnifying Party to the Indemnified Party within 30 days thereafter, then, in addition to its other rights under this Agreement, the Indemnified Party shall have the right to setoff any amounts owing to the Indemnifying Party by the Indemnified Party against any amounts owing to the Indemnified Party by the Indemnifying Party, whether pursuant to this Agreement (including taking into consideration the amount of such Indemnifiable Claim in determining the amount of the valuation adjustment under Section 3.2(b)), the Unimag Debentures, or the Additional Documents.

                                   ARTICLE 10

                                 MISCELLANEOUS

         Section 10.1 NOTICES. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, by facsimile (which is confirmed), mailed by registered or certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, United Parcel Service, or any other nationally recognized express delivery service for delivery to that Party at that address:

                         (a)      If to Unimag:

                                  United Magazine Company
                                  5131 Post Road
                                  Dublin, Ohio 43017
                                  Attention:  Ronald E. Scherer, Chairman
                                  Facsimile No.:  (614) 792-2029

                                  with a copy to:

                                  Baker & Hostetler
                                  65 East State Street, Suite 2100
                                  Columbus, Ohio 43215
                                  Attention:  Robert M. Kincaid, Jr., Esq.
                                  Facsimile No.:  (614) 462-2616

                         (b)      If to Wholesalers:

                                  Wholesalers Leasing Corp.
                                  5131 Post Road
                                  Dublin, Ohio 43017
                                  Attention:  Treasurer
                                  Facsimile No.: (614) 792-2029

                                  with a copy to:

                                  The Scherer Companies
                                  5131 Post Road
                                  Dublin, Ohio 43017
                                  Attention: Ruth Hunter Smith, General Counsel Facsimile No.: (614) 792-2029

         Section 10.2 NON-WAIVER. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provisions of this Agreement shall affect or constitute a waiver of, any Party's right to demand strict compliance with all provisions of this Agreement.

         Section 10.3 GENDERS AND NUMBERS. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

         Section 10.4 HEADINGS. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

         Section 10.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

         Section 10.6 ENTIRE AGREEMENT. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

         Section 10.7 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or other entity, other than the Parties, any rights, remedies, or other benefits under or by reason of this Agreement.

         Section 10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

         Section 10.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

         Section 10.10 EXPENSES. Except as otherwise specifically provided in this Agreement: (a) Unimag shall pay its costs and expenses associated with the transactions contemplated by this Agreement, including without limitation the fees and expenses of its legal counsel, independent public accountants, and other financial advisors; (b) Wholesalers shall pay its own costs and expenses associated with this Agreement, including without limitation the fees and expenses of their legal counsel, accountants, and financial advisors; and (c) all such costs and expenses incurred by Wholesalers in connection with this Agreement and the transactions contemplated hereby shall be accrued and expensed, or otherwise accounted for, so that such costs and expenses will be taken into consideration when determining the Actual Value of Wholesalers pursuant to Section 3.2(b).

      Section 10.11 PUBLIC ANNOUNCEMENTS. Wholesalers shall not, without the prior written consent of Unimag, make any public announcement or statement with respect to the transactions contemplated in the Agreement. The provisions of this section are subject to each Party's obligation to comply with applicable requirements of the federal or state securities laws or any governmental order or regulation.

      Section 10.12 SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

                                            UNITED MAGAZINE COMPANY


                                            By  /s/ RONALD E. SCHERER
                                              ---------------------------------
                                                Ronald E. Scherer, Chairman


                                            WHOLESALERS LEASING CORP.


                                            By  /s/ DAVID B. THOMPSON
                                              ---------------------------------
                                                David B. Thompson, Treasurer

                               INDEX OF SCHEDULES


Schedule 1.1(a)        Vehicles

Schedule 1.1(b)        Computer Equipment

Schedule 1.2           Control Group

Schedule 1.3           Non-Assigned Acquired Assets

Schedule 2.1           Assumed Liabilities

Schedule 4.3           Agreements to Issue Unimag Shares

Schedule 4.5           Litigation

Schedule 5.1           Qualification as Foreign Corporation

Schedule 5.2           Wholesalers Shareholders

Schedule 5.4           Consents and Approvals

Schedule 5.6           Undisclosed Liabilities

Schedule 5.7           Compliance with Law

Schedule 5.8           Restrictive Documents and Laws

Schedule 5.9           Properties

Schedule 5.11          Legal Proceedings

Schedule 5.12          Conflicts or Defaults

                               INDEX OF EXHIBITS


Exhibit A              Debenture Agreement

Exhibit B              Legal Opinion of Baker & Hostetler

Exhibit C              Legal Opinion of Counsel to Wholesalers

Exhibit D              Document Escrow Agreement

Exhibit E              Opinion of Independent Legal Counsel